EXHIBIT 99.1

GORMAN-RUPP COMPANY DECLARES CASH DIVIDEND, ANNOUNCES DATE OF

THE ANNUAL MEETING OF SHAREHOLDERS AND ANNOUNCES BOARD OF

DIRECTOR CHANGE

Mansfield, Ohio – January 24, 2020 – The Board of Directors of The Gorman-Rupp Company (NYSE: GRC) has declared a quarterly cash dividend of $0.145 per share on the common stock of the Company, payable March 10, 2020, to shareholders of record as of February 14, 2020. This will mark the 280th consecutive quarterly dividend paid by The Gorman-Rupp Company.

Other action taken by the Board of Directors of The Gorman-Rupp Company was the announcement of the Annual Meeting of Shareholders scheduled to be held Thursday, April 23, 2020, and the related establishment of the close of business on March 2, 2020 as the record date for shareholders entitled to notice of and to vote at the meeting. The meeting will be held at 10:00 A.M., Eastern time at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio 44903.

Thomas E. Hoaglin has notified the Company that he will not stand for re-election as a Director at the Company’s 2020 Annual Meeting of Shareholders, when his term will expire. Mr. Hoaglin, 70, has served as a Director of the Company since 1993 and previously served as a Director from 1986-1989.

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials, and our ability to mitigate cost increases through selling price adjustments; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.